EXHIBIT (99.1)

EASTMAN KODAK COMPANY

Media Contact:
Christopher Veronda, Kodak, +1 585-724-2622, christopher.veronda@kodak.com

Kodak Receives Notice of Initial Determination in ITC Patent Infringement Action against Apple and Research In Motion

ROCHESTER, N.Y., May 21 – Eastman Kodak Company today announced that it has received notice of the Administrative Law Judge’s (ALJ) initial determination in the U.S. International Trade Commission (ITC) action brought by Kodak against Apple Inc. and Research In Motion Limited (RIM). The ALJ concluded that the Apple iPhone 3G and the accused RIM BlackBerry devices infringe Kodak’s patent, although his recommendation is that the patent claim is invalid.

The patent at issue (US Patent No. 6,292,218) relates to a technology invented by Kodak for previewing images on a digital camera-enabled device that is fundamental to how those devices take pictures. In the face of two separate challenges, the U.S. Patent and Trademark Office analyzed this particular Kodak patent and confirmed its validity in December 2010. The final decision of the ITC, based on the deliberation of the full Commission, is expected by September 21, 2012.

“We are pleased the ALJ has concluded that Kodak’s patent is infringed by Apple and RIM. We expect to appeal to the full Commission his recommendation on validity. The ALJ’s recommendation represents a preliminary step in a process that we are confident will conclude in Kodak’s favor,” said Timothy Lynch, Kodak Vice President and Chief Intellectual Property Officer. “In a previous ITC investigation, a different ALJ found this same Kodak patent to be valid and infringed by Samsung, whose products are similar to those offered by Apple and RIM. Kodak has invested billions of dollars to develop its pioneering digital imaging technology, and we intend to protect these valuable assets.”

The ’218 patent at issue in this case is one of 1,100 digital imaging patents in Kodak’s industry-leading patent portfolio. Kodak licenses its technology to numerous leading technology companies, including LG, Motorola, Nokia, and Samsung.

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